EXHIBIT 10.1

COOPERATIVE AGREEMENT

BETWEEN

SatCon Tecnology Corporation

(The Recipient)

AND

US Army Research Laboratory

CONCERNING

Power Conversion Systems for Future Army Applications

Agreement No.: W911NF-05-2-0020

Total Estimated Amount of the Agreement: $2,865,417.00

Total Estimated Government Funding of the Agreement: $2,865,417.00

CLIN 0001 is hereby established in the amount of $275,000.00 and CLIN 0002 is hereby established in the amount of $599,784.00.  CLIN 0001 and CLIN 0002 are funded as set forth below. Additional CLINs may be established, subject to the availability of funds, up to the Total Estimated Amount of the Agreement set forth above.

Government Funds Obligated: $874,784.00

Authority:  10 U.S.C. 2358

Accounting and Appropriation Data:

ACRN AA:

(1) Appropriation No.:	21 5 2040 0000 0 6N 6N7C 622120H1600 255Y
ANDP00 W71B7J5038M102 5NX1XX S18129
(2) Requisition No.:	W71B7J-5038-M102
(3) Amount:	$275,000.00
(4) Applicable CLIN:	000101

ACRN AB:
(1) Appropriation No.:	21 5 2040 0000 0 6N 6N7E 622601H9111 255Y
4RHE00 MIPR5EARL2B101 52B101 S20113
(2) Requisition No.:	W71B7J-5038-M101
(3) MIPR No.:	MIPR5EARL2B101
(4) Amount:	$599,784.00
(5) Applicable CLIN:	000201

This Agreement is entered into between the United States of America, hereinafter called the Government, represented by the U.S. Army Research Laboratory (ARL), and SatCon Technology Corp., pursuant to and under U.S. Federal Law

ARTICLE 1    Scope of the Agreement

1.1 Introduction

This Agreement is a “Cooperative Agreement” (31 USC 6305) and is awarded pursuant to 10 USC 2358 Research Projects.  The Parties agree that the principal purpose of this Agreement is for SatCon Technology Corp., hereinafter referred to as the “Recipient,” to provide its best research efforts in the support and stimulation of applied research and not the acquisition of property for the direct benefit or use of the Government.  FAR and DFARS apply only as specifically referenced herein.  This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.

1.2 Background and Vision Statement

The U.S. Army Research Laboratory (ARL) Sensors and Electron Devices Directorate (SEDD) works in many areas crucial to the success of the future Army, providing fundamental research to give commanders real-time situational awareness; rapid and precise discrimination and targeting; highly compact, lightweight energy sources; as well as mitigating techniques for use against hostile enemy threats.

SatCon will perform its best research to systematically investigate the design, optimization, performance limits, and technology barriers of high-power power conversion systems for future Army applications. This effort will target (but is not limited to) power conversion systems in the 500 kW output power class with nominal input voltages of 600 VDC. Topic areas covered by this effort include, but are not limited to: optimization of circuit topology, optimization of control strategies, identification of component technologies, evaluation and design of thermal management systems, evaluation and design of advanced packaging concepts, failure analysis and repair, and power conversion system development.

1.3 Goals/Objectives

The recipient shall participate in a program of coordinated research, development, and education with ARL in accordance with the Annual Program Plan, which sets forth the specific goals and objectives for the program for each program period.  The Annual Program Plans will be provided as attachments to this Agreement.  The recipient shall also comply with the reporting requirements set forth in Attachment 5.

                                                The Government will have continuous involvement with the recipient.  The Government will also obtain access to the research results and certain rights in data, computer codes developed, and patents pursuant to Article 10 and Attachment 1 to this agreement.  The Government and the Recipient are bound to each other by a duty of good faith and best research effort in achieving the goals of the Program.

                                                As a condition of this Agreement, it is herein understood and agreed that Federal funds are to be used only for costs that: (1) a reasonable and prudent person would incur, in carrying out the advanced research project herein; and (2) are consistent with the purposes stated in governing Congressional authorizations and appropriations.

ARTICLE 2    General Definitions

In addition to the Definitions set forth at 32 CFR 34.2, the following definitions apply to this Agreement:

2.1 Recipient  — An organization or other entity receiving a grant or cooperative agreement from a DoD Component.  For purposes of this Agreement, the Recipient is SatCon Technology Corp.

2.2 Party  — For purposes of this Agreement, the parties are ARL and the Recipient.

2.3 Cooperative Agreement Manager (CAM) — Is the Government’s technical representative from ARL charged with the overall responsibility of management and guidance of the cooperative agreement.

2.4 Grants Officer — Is the Government’s principal point of contact for all administrative, financial or other non-technical issues arising under the Agreement.

2.5 Agreements Administrator – The Agreements Administrator has authority to administer Cooperative Agreements and, in coordination with the Grants Officer, make determination and findings related to delegated administration functions.

2.6 Recipient Program Manager (RPM) — The RPM is the Recipient’s technical representative charged with the Recipient’s overall responsibility of management and guidance of the cooperative agreement.

2.7 Annual Program Plan (APP) and Budget — Is the annual baseline document which details the scope, schedule, principal investigator(s), collaboration, staff rotation, and educational opportunities for the research activities.  It also includes the financial expression of the project, which serves as the resource allocation/commitment for the research activities.  The Budget shall include the sum of both Federal and non-Federal shares, as appropriate.

ARTICLE 3    Program Management

3.1 ARL Cooperative Agreement Manager (CAM).   The ARL Cooperative Agreement Manager (CAM) is:

Dr. Wes Tipton

U.S. Army Research Laboratory

ATTN:  AMSRD-ARL-SE-DP

2800 Powder Mill Road

Adelphi, MD 20783-1197

Phone: (301) 394-5209

Fax No.: (301) 394-0310

Email Address: wtipton@arl.army.mil

3.2 Recipient Program Manager (RPM).   The Recipient Program Manager (RPM) is:

Mr. Laban (Ted) Lesster

SatCon Technology Corporation

27 Drydock Avenue

Boston, MA 02210-2377

Phone: (410) 694-0447

Fax: (410) 859-1702

Email: ted.lesster@satcon.com

3.3 Cooperative Agreement Manager (CAMC). – The ARL CAM is responsible for the overall management and guidance of the cooperative agreement.  The CAM, together with the RPM will form the Cooperative Agreement Management Committee (CAMC).  Other advisory members may be added by either the CAM, or the RPM, by mutual agreement, when their presence will prove beneficial to the research. The CAMC will prepare and approve the Annual Program Plan.

3.4 Management and Program Structure – The CAMC shall be responsible for the management and integration of the party’s collaborative efforts under this agreement including programmatic, technical and reporting.

3.5 Annual Program Planning Process – The APP shall serve as the annual baseline document, which details the scope, schedule, principal investigator(s), staff rotation, educational opportunities, and resource allocation/commitment of the research activities. Along with the APP, the Recipient shall include a list of foreign nationals proposed to perform during the period in accordance with the notification required by Article 21.  This list shall be updated as necessary during the course of the year. The Annual Program Plan for year 1 will be incorporated under the Agreement as Attachment 4 at time of award.

Beginning 6 months after initial award, the RPM and ARL CAM will collaborate and prepare the Annual Program Plan (APP) for year 2. Within 10 days of submission, the Grants Officer, in conjunction with the RPM and ARL CAM, will approve the APP and associated budget for year 2. This process shall continue for the length of the Agreement. As part of this process, one or more site visits may be required. In addition, the ARL CAM or his representatives will have the right to make visits as needed during the year to assess or coordinate performance.

During the course of performance, if it appears that research milestones will not be met, the RPM will provide a proposed adjustment to the APP for approval by the ARL CAM.  In addition, the ARL CAM may from time to time request that additional research be added to the APP.

ARTICLE 4 Staff Rotation and On-Site Collaboration

4.1  Salary and Travel Costs.  All salary and travel costs associated with the rotation of government personnel will be borne by the Government.  All salary and travel costs associated with staff rotation or on-site collaboration of recipient personnel will be paid for with funding provided under this agreement.

4.2  Host Facility Regulations.  All personnel in rotational assignments or on-site collaboration are required to comply with the safety, environmental, security, and operational regulations or requirements of the host facility.

4.3  Administrative Support.  The host facility will provide adequate office space, communications connections, administrative support, and office supplies, if available, for researchers in long-term rotational assignments.  Should it become necessary to procure equipment to facilitate a rotational assignment, the Annual Program Plan should reflect the need for said equipment, and the costs will be borne under the cooperative agreement.

ARTICLE 5    Fiscal Management

5.1  Allocation of Recipient Funds

5.1.1  Restrictions on the Use of Government Funds.  Government funds provided under this Agreement must be allocated by the Recipient exclusively for the execution and operation of the APP or Agreement Scope.  Government funds shall not be utilized to support the Recipient’s operations or administration unrelated to this Agreement.

5.1.2 Obligation.  In no case shall the Government’s financial obligation exceed the amount obligated on this Agreement or by amendment to the Agreement.  The total Government funding amount estimated for performance of this Agreement is $2,865,417.00, subject to the availability of funds.  The amount of Government funds allotted and available for payment is $874,784.00.  It is estimated that such funds shall be sufficient to cover performance through twelve (12) months from date of agreement award.  The Government is not obligated to reimburse the Recipient for expenditures in excess of the amount of obligated funds allotted by the Government.

5.1.3 Incremental Funding.  The Government may obligate funds to this Agreement incrementally.  In the event that this Agreement is funded incrementally, the Government anticipates that from time to time additional amounts will be allotted to this agreement by unilateral modification, until the total amount for performance of this Agreement has been funded.  To minimize interruption of effort due to lack of funds, the Recipient shall notify the Grants Officer in writing whenever the amount of funds obligated under this agreement when added to anticipated costs in the next 60 days will exceed 75% of the amount allotted.

5.1.4 Payments

The Recipient shall submit an original and two (2) copies of all vouchers (SF 270 “Request for Advance or Reimbursement”) to the Agreement Administrator for payment approval. The Recipient shall submit separate vouchers for each CLIN and clearly designate the appropriate CLIN on the voucher.  After written verification of progress towards or achievement of the research milestones by the CAM, and approval by the Agreement

Administrator, the vouchers will be forwarded to the payment office within ten (10) calendar days of receipt of the voucher.  The Payment Office will make payments via EFT within 20 calendar days of receipt of transmittal.

Payments will be made no more frequently than monthly and will be based on reimbursement of actual expenditures as monitored against the Budget Plan contained in the APP.  Once the CAM has verified that the Recipient has expended best efforts towards the successful achievement of the research goals, payment will be authorized.

ARTICLE 6    Agreement Administration

6.1  Modifications to this Agreement.  Any Party who wishes to modify this Agreement shall, upon reasonable notice of the proposed modification to the other Party, confer in good faith with the other Party to determine the desirability of the proposed modification.  Modifications shall not be effective until a written modification is signed by the Agreement signatories or their successors.  Administrative modifications may be unilaterally executed by the Grants Officer or by the Agreements Administrator.

6.2  Requirements for Approval for Changes to the Program Budget and Annual Program Plan.  This provision highlights Agency decisions on the terms and conditions of 32 CFR 32.25 and 32 CFR 34.15 as applicable.  During the course of performance, the Grants Officer, in coordination with the CAM, will have approval authority for certain specific changes to the APP including but not limited to:

a. Changes in the scope or the objective of the program, APP, or research milestones;

b. Change in the key personnel specified in the proposal or award document;

c. The absence for more than three months, or a 25% reduction in time devoted to the project, by the approved project director or principal investigator;

d. The need for additional Federal funding;

e. The inclusion of pre-award costs.  All such costs are incurred at the Recipient’s risk;

f. Any sub-award, transfer, or contracting out of substantive program performance under an award, unless described in the application and funded in the approved awards.

6.3  No-Cost Period of Performance Extension.  In accordance with the DoD Grant and Agreement Regulations (DoD 3210.6-R), the Recipient may initiate a request for a one-time, no-cost extension to the period of performance.  The request may not include additional Federal funds, nor change the approved objectives or scope of the program.

ARTICLE 7    Terms of the Agreement, Suspension, and Termination

7.1       Term of the Agreement.  The basic term of this Agreement shall commence upon the effective date and continue through thirty-six (36) months, subject to the availability of funds.

ARTICLE 8    Administrative Responsibility

8.1 The Agreements Office

U.S. Army RDECOM Acquisition Center

Research Triangle Park Division

ATTN: AMSRD-ACC-R

For FedEx etc. use:

4300 S. Miami Blvd

Durham, NC 27703

For USPS use:

P.O. Box 12211

Research Triangle Park, NC 27709

Grants Officer: Patricia J. Fox

Phone: (919) 549-4272

Fax: (919) 549-4373

Email: patricia.fox@us.army.mil

Agreement Specialist: Richard Burkes

Phone: (919) 549-4295

Fax: (919) 549-4373

Email: richard.burkes@us.army.mil

8.2 Agreement Administrator

DCMA Boston

495 Summer Street

Boston, MA 02210-2138

8.3 The Recipient Address and Point of Contact

Danny Wong

SatCon Technology Corporation

27 Drydock Avenue

Boston, MA 02210-2377

Phone: (617) 897-2459

Fax: (617) 897-2427

Email: danny.wong@satcon.com

8.4 The Payment Office

DFAS COLUMBUS CENTER – HQ0337

DFAS-CO/NORTH ENTITLEMENT OPERATIONS

P.O. Box 182266

Columbus, OH 43218-2266

8.5 Address of Payee

SatCon Technology Corporation

27 Drydock Avenue

Boston, MA 02210-2377

ARTICLE 9    Public Release or Dissemination of Information

9.1 Open Publication Policy.  Notwithstanding the reporting requirements of this Agreement, parties to this Agreement favor an open-publication policy to promote the commercial acceptance of the technology developed under this Agreement, but simultaneously recognize the necessity to protect proprietary information.

9.2  Prior Review of Public Releases.  The Parties agree to confer and consult with each other prior to publication or other disclosure of the results of work under this Agreement to ensure that no classified or proprietary information is released.  Prior to submitting a manuscript for publication or before any other public disclosure, each

Party will offer the other Party ample opportunity (not to exceed 60 days) to review such proposed publication or disclosure, to submit objections, and to file application letters for patents in a timely manner.

9.3  Publication Legend.  It is herein agreed that except for the disclosure of basic information regarding this Agreement such as membership, purpose and a general description of the technical work, the Recipient will submit all proposed public releases to the ARL cooperative Agreement Manager for comment prior to release.  Public releases include press releases, specific publicity or advertisement, and articles for proposed publication or presentation.  In addition, articles for publication or presentation will contain an acknowledgement of support and a disclaimer.  This should be included to read as follows.  These statements may be placed either at the bottom of the first page or at the end of the paper.  “Research was sponsored by the Army Research Laboratory and was accomplished under Cooperative Agreement Number W911NF-05-2-0020.  The views and conclusions contained in this document are those of the authors and should not be interpreted as representing the official policies, either expressed or implied, of the Army Research Laboratory or the U.S. Government.  The U.S. Government is authorized to reproduce and distribute reprints for Government purposes notwithstanding any copyright notation heron.”

ARTICLE 10    Intellectual Property

In addition to the Intellectual Property Rights contained in 32 CFR 34.25, incorporated by reference into this Agreement, the participants recognize that this program may result in intellectual property that is generated by the Recipient or Sub-Recipient personnel and Government personnel.  Should this occur, the parties agree to use their best efforts to mutually agree to an equitable distribution of property rights and distribution of filing fees or other administrative costs.  Should the parties reach an impasse in determining the distribution of property rights, the parties shall resort to the Disputes, Claims, and Appeals Process as set forth at 32 CFR 22.815.

ARTICLE 11    Entire Agreement

This Agreement along with all Attachments constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior understandings or written or oral agreement relative to said matter.  In the event of a conflict between the terms of the Agreement and its attachments, the terms of the Agreement shall govern.

ARTICLE 12    Governing Law/Order of Precedence

The Agreement shall be enforced in accordance with applicable federal law and regulations, directives, circulars or other guidance as specified in this Agreement.  When signed, this Agreement shall become binding on the Recipient and the Government to be administered in accordance with the DoD Grant and Agreement Regulations as they apply to the particular recipient or sub-recipient concerned.  In the event a conflict exists between the provisions of this Agreement and the applicable law, regulations, directives, circulars or other guidance, the Agreement provisions are subordinate.

ARTICLE 13    Waiver of Rights

 Any waiver of any requirement contained in this Agreement shall be by mutual agreement of the parties hereto.  Any waiver shall be reduced to writing and a copy of the waiver shall be provided to each Party.  Failure to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party hereto.

ARTICLE 14    Use of Technical Facilities

To the maximum extent practical, the Recipient agrees to use the technical reference facilities of the Defense Technical Information Center, 8725 John J. Kingman Road, Suite 0944, Ft. Belvoir, VA  22060-6218 (Internet address: http://www.dtic.mil) and all other sources, whether United States Government or private, for purpose of surveying existing knowledge and avoiding needless duplication of scientific and engineering effort.

ARTICLE 15    Metric System of Measurement

The Metric Conversion Act of 1975 as amended by the Omnibus Trade and Competitiveness Act of 1988 and implemented by Executive Order 12770 gives preference to the metric system.  The Recipient shall ensure that the metric system is used to the maximum extent practicable in performance of this Agreement.

ARTICLE 16    Liability

No Party to this Agreement shall be liable to any other Party for any property of that other Party consumed, damaged, or destroyed in the performance of this Agreement, unless it is due to the negligence or misconduct of the Party or an employee or agent of the Party.

ARTICLE 17   Non-Assignment

This Agreement may not be assigned by any Party except by operation of law resulting from the merger of a party into or with another corporate entity.

ARTICLE 18   Severability

If any clause, provision or section of this Agreement shall be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections herein and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

ARTICLE 19   Force Majeure

Neither Party shall be in breach of this Agreement for any failure of performance caused by any event beyond its reasonable control and not caused by the fault or negligence of that Party.  In the event such a force majeure event occurs, the Party unable to perform shall promptly notify the other Party and shall in good faith maintain such partial performance as is reasonably possible and shall resume full performance as soon as is reasonably possible.

ARTICLE 20   Notices

All notices and prior approvals required hereunder shall be in writing and shall be addressed to the parties identified on the Agreement cover page and Article 8.  Notices shall be effective upon signature of the Grants Officer.

ARTICLE 21  FOREIGN NATIONALS PERFORMING UNDER AGREEMENT

In accordance with 8 U.S.C. 1324a, it is unlawful to hire for employment in the U.S. an individual without verifying that individual’s employment authorization.  8 CFR 274a.2 VERIFICATION OF EMPLOYMENT ELIGIBILITY identifies the official documents that establish employment eligibility.

Prior to performance of work by a foreign national as a result of this agreement, the employer shall provide the Grants Officer the name of the foreign national and identify the type of form(s) produced for verification of employment status.  Should the foreign national’s performance require access to DoD facilities, the employer shall coordinate with the sponsor providing access, in order to submit the following:

1. Individual’s Name

2. Citizenship

3. Date and Location of the Visit

4. Purpose of the Visit

5. Passport Number

6. Employer’s Verification of Work Authorization

ATTACHMENT 1    Standard Terms and Conditions Applicable to For-Profit Entities

Department of Defense Grant and Agreement Regulations  (DoDGARS)

DoD 3210.6-R and 32 CFR Parts 21-37

Award, administration, and performance under this agreement is subject to the requirements of the DoD Grant and Agreement Regulations (32 CFR Parts 21 – 37).  The following references indicate the awarding agency’s decision on specific issues.

32 CFR 34.1(b)(2)(ii) Sub-Awards

For-profit organizations that receive prime awards covered by this part shall apply to each sub-award the administrative requirements that are applicable to the particular type of sub-recipient (see 32 CFR parts 32 and 34)

32 CFR 34.11 Standards for Financial Management Systems

The Agency does not guarantee or insure the repayment of money borrowed by the Recipient (see section 11(b)).  Fidelity bond coverage is not required (see section 11(c)).

32 CFR 34.12 Payment

This Agreement will employ the reimbursement method of payment (see 32 CFR 34.12(a)(1)).  This Agreement does not provide for advance payments (see section 12(a)(2)).  (See Article 5, subparagraphs 5.1.2 through 5.1.4).  See Article 5 – Fiscal Management for specifics concerning the payment process.

32 CFR 34.13 Cost Share or Match

This provision is applicable only if cost share or match is proposed.  Should cost share or match be included, the parties to this agreement will mutually agree to its allowability, valuation, and necessary documentation.

32 CFR 34.14 Program Income

Should this agreement result in the generation of program income, the recipient shall account for said funds, add them to the funds committed to the project, and they shall be used to further the program objectives.  The recipient shall have no obligation to the Government for program income earned after the expiration of the program.  Costs incident to the generation of program income may be deducted from gross income to determine program income, provided these costs have not been charged to the award document.  The Patent and Trademark Amendments (35 U.S.C. Chapter 18) apply to inventions made under this award.

32 CFR 34.15 Revision of Budget/Program Plans

See Article 6 of this agreement.

32 CFR 34.16  Audit

For profit Recipient(s) of this award are required to submit audit reports to the following address:

Grants Officer: Patricia J. Fox	Agreement Administrator:
Phone: (919) 549-4272	DCMA Boston
Fax: (919) 549-4373	495 Summer Street
Email: patricia.fox@us.army.mil	Boston, MA 02210-2138

DCAA Boston Branch Office	Other:
101 Merrimac St., Suite 82	Audit reports may be requested from the DoD
Boston, MA 02114-4719	Inspector General, or any of the Department of Army
Policy directorates.

32 CFR 34.17 Allowable Costs

The For-Profit costs principles in 48 CFR parts 31 and 231 (Federal Acquisition Regulation and Defense Acquisition Regulations Supplement) as well as the supplemental information on allowability of audit costs in the 32 CFR 34.16(f) are applicable.

32 CFR 34.18 Fee/Profit

This Agreement does not provide for the payment of fee/profit to the recipient or subrecipients.

32 CFR 34.20 through 34.25 Property Standards

For-Profit Recipients may only purchase real property and equipment under this Agreement with the prior approval of the Grants Officer.  Government approved Program Plans that include a budget indicating real property or equipment purchases will provide sufficient evidence of the required Grants Officer approval.

The Recipient receives conditional title to all real property and equipment purchased under this Agreement.  ARL reserves the right to transfer title to any and all equipment or real property purchased under this Agreement to the Federal Government or to eligible third parties upon conclusion of this Agreement.

For-Profit organizations other than small business concerns shall comply with 35 U.S.C. 210(c ) and Executive Order 12591 (3 CFR, 1987 Comp., p.220) which codifies a Presidential Memorandum on Government Patent Policy dated February 18, 1983.

ARL reserves the right to obtain, reproduce, publish, or otherwise use for Federal Government purpose the data first produced under this award, and authorize others to receive, reproduce, publish, or otherwise use such data for Federal purposes.

32 CFR 34.30 through 34.31 Procurement Standards

ARL reserves the right to review prior to award procurement documents such as request for proposals, or invitations for bids, independent cost estimates etc., during performance under this award. (see 32 CFR 34.31(b))

32 CFR 34.41  Reports

See Attachment 5 of this Agreement.

32 CFR 34.42  Records

32 CFR 34.50 through 34.52 Termination and Enforcement

In addition to the termination processes set forth at 32 CFR 34.51, this Agreement may also be terminated by the Grants Officer should available funds be insufficient to accomplish the goals or intent of the Agreement, or other convenience of the Government.

32 CFR 22.815 Claims, Disputes and Appeal

The Agency and Recipient will employ Alternative Dispute Resolution to resolve issues which arise during the performance of agreement.  The Agency and Recipient recognize that disputes arising under this agreement are best resolved at the local working level by the parties directly involved.  All Parties are encouraged to be imaginative in designing mechanisms and procedures to resolve disputes at this level.  Any dispute arising under the agreement, which is not disposed of by agreement of the parties at the working level shall be submitted jointly to a senior manager of Agency and Recipient or their designee(s) for resolution (see section 815(c)(2)).  The Grant Appeal Authority is the Director of Agency (see section 815(e)(2)).  Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the Agreement.

32 CFR 34.61 through 34.63  After-the-Award Requirements

Appendix A to Part 34 – Contract Provisions

All contracts awarded by the Recipient, including those for amounts less than the simplified acquisition threshold, shall contain the following provisions as applicable:

 • Equal Employment Opportunity (E.O. 11246, as amended by E.O. 11375, and supplemented by 41 CFR Chapter 60)

 • Copeland “Anti-Kickback” Act (18 U.S.C. 874 and 40 U.S.C. 276c)

 • Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333)

 • Rights to Inventions Made Under a Contract, Grant, or Cooperative Agreement (37 CFR Part 401)

 • Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. 1251 et. seq.)

 • Byrd Anti-Lobbying Amendment (31 U.S.C. 1352)

 • Debarment and Suspension (E.O.s 12549 and 12689)

ATTACHMENT 2    National Policy Requirements

National Policy Requirements

By signing this Agreement or accepting funds under this Agreement, the recipient assures that it will comply with applicable provisions of the national policies on the following topics:

1. Nondiscrimination

a.  On the basis of race, color, or national origin, in Title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d, et seq.), as implemented by DoD regulations at 32 CFR part 195.

b.  On the basis of sex or blindness, in Title IX of the Education Amendments of 1972 (20 U.S.C. 1681, et seq.). (Applicable to Educational Institutions only)

c.  On the basis of age, in the Age Discrimination Act of 1975 (42 U.S.C. 6101, et seq.), as implemented by Department of Health and Human Services regulations at 45 CFR part 90.

d.  On the basis of handicap, in Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. 794), as implemented by Department of Justice regulations at 28 CFR part 41 and DoD regulations at 32 CFR part 56.

2.  Live Organisms.  For human subjects, the Common Federal Policy for the Protection of Human Subjects, codified by the Department of Health and Human Services at 45 CFR part 46 and implemented by the Department of Defense at 32 CFR part 219.

3. Environmental Standards.

a.  Comply with the applicable provisions of the Clean Air Act (42 U.S.C. 7401, et. Seq.) and Clean Water Act (33 U.S.C. 1251, et. seq.), as implemented by Executive Order 11783 [3 CFR, 1971-1075 Comp., p. 799] and Environmental Protection Agency (EPA) rules at 40 CFR part 15.  In accordance with the EPA rules, the Recipient further agrees that it will:

• Not use any facility on the EPA’s List of Violating Facilities in performing any award that is nonexempt under 40 CFR 15.5, as long as the facility remains on the list.

• Notify the awarding agency if it intends to use a facility in performing this award that is on the List of Violating Facilities or that the Recipient knows has been recommended to be placed on the List of Violating Facilities.

b.  Identify to the awarding agency any impact this award may have on the quality of the human environment, and provide help the agency may need to comply with the National Environmental

Policy Act (NEPA, at 42 U.S.C. 4231, et. seq.) and to prepare Environmental Impact Statements or other required environmental documentation.  In such cases, the recipient agrees to take no action that will have an adverse environmental impact (e.g., physical disturbance of a site such as breaking of ground) until the agency provides written notification of compliance with the environmental impact analysis process.

4.  Officials Not to Benefit.  No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this Agreement or to any benefit arising from it, in accordance with 41 U.S.C. 22.

5.  Preference for U.S. Flag Carriers.  Travel supported by U.S. Government funds under this Agreement shall use U.S. -flag air carriers (air carriers holding certificates under 49 USC 41102) for international air transportation of people and property to the extent that such service is available, in accordance with the International Air Transportation Fair Competitive Practices Act of 1974 (49 USC 40118) and the interpretative guidelines issued by the Comptroller General of the United States in the March 31, 1981, amendment to the Comptroller General Decision B138942.

6.  Cargo Preference.  The recipient agrees that it will comply with the Cargo Preference Act of 1954 (46 U.S.C. 1241), as implemented by Department of Transportation regulations at 46 CFR 381.7, which require that at least 50 percent of equipment, materials or commodities procured or otherwise obtained with U.S. Government funds under this agreement, and which may be transported by ocean vessel, shall be transported on privately owned U.S.-flag commercial vessels, if available.

7.  Military Recruiters.  As a condition for receipt of funds available to the Department of Defense (DoD) under this award, the recipient agrees that it is not an institution of higher education (as defined in 32 CFR part 216) that has a policy of denying, and that it is not an institution of higher education that effectively prevents, the Secretary of Defense from obtaining for military recruiting purposes:  (A) entry to campuses or access to students on campuses; or (B) access to directory information pertaining to students.  If the recipient is determined, using the procedures in 32 CFR part 216, to be such an institution of higher education during the period of performance of this agreement, and therefore to be in breach of this clause, the Government will cease all payments of DoD funds under this agreement and all other DoD grants and cooperative agreements to the recipient, and it may suspend or terminate such grants and agreements unilaterally for material failure to comply with the terms and conditions of award.

ATTACHMENT 3    Other Certifications

The following Certifications, which have been executed by the Recipient prior to award of this Agreement are on file with the issuing office, and are hereby incorporated herein by reference:

a. Certification at Appendix A to 32 CFR Part 28 Regarding Lobbying

b. Certification at Appendix A to 32 CFR Part 25 Regarding Debarment, Suspension, and Other Responsibility Matters

c.  Certification at Appendix C to 32 CFR Part 25 Regarding Drug-Free Workplace Requirements

ATTACHMENT 4 Annual Program Plan and Budget

ANNUAL PROGRAM PLAN

For

COOPERATIVE AGREEMENT

W911NF-05-2-0020

Between

SatCon Technology Corporation

RPM: Mr. Laban (Ted) Lesster

And

U.S. Army Research Laboratory

CAM: Dr. Wes Tipton

Concerning

Power Conversion Systems for Future Army Applications

Period of Performance:  12 Months commencing upon effective date of Award

The Recipient shall participate in a program of coordinated research, development and education with ARL as set forth below.

(CLIN 0001)

Task 1.1 — High-voltage converter product improvement

The Recipient shall, based on Government recommendation and requirements, improve the performance and operability of the existing high-voltage, DC-DC converter developed by SatCon Technologies, Inc. Improvements may include, but are not limited to, soft-start circuit for expanded input voltage ranges, output rectifier protection circuits, and dual-power operation.

Task 1.2 — Power converter failure analysis and repair

The Recipient shall perform evaluations of damaged high-voltage DC-DC converters developed by SatCon Technologies, Inc., determine the cause of failure, repair and analyze of the failure, and make recommendations on how to prevent similar damage in the future.

Task 1.3 — Power conversion technology consultation and development

The Recipient shall provide to the Government: design support, engineering consultation, and analyses related to the field of power electronics. The Recipient shall, at the request of the Government and subject to available funds, develop and deliver to the Government prototype power conversion systems of common interest to the Recipient and the Government. These systems may be evaluated by the Government for use in future Army systems.

(CLIN 0002)

Task 2.1 — System configuration study

The Recipient shall, based on Government recommendations and requirements, perform a series of first-order designs to assess the relative performance, volume, and cost of potential power generation systems.

Task 2.2 — Permanent Magnet generator design and fabrication

Based on the results of Task 2.1, the Recipient shall build/buy a permanent magnet generator that conforms to the overall system requirements. The generator shall be use 80°C coolant fluid and shall be able to deliver approximately 400 kW of electrical power at a nominal voltage 610 VDC through the power conversion electronics. Maximum power generation shall occur at input shaft speeds in the range of 3000 to 3600 rpm. Power delivery of approximately 50 kW (at 610 VDC) shall be provided at input shafts speeds of approximately 1000 rpm.

Task 2.3 — Power conversion system design and fabrication

The Recipient shall design and fabricate the power conversion electronics required to provide approximately 400 kW at a nominal output voltage of 610 VDC using the generator developed in Task 2.2. These electronics shall provide for variable speed power regulation and shall use digital control schemes where applicable. The Recipient shall provide to the Government all mechanical, thermal, electrical, and electronic design details of the power generation system and its components. The Recipient shall provide to the Government all simulation models and control code used in the development and operation of the power generation system.

Task 2.4 — Initial system evaluation

The Recipient and ARL shall perform (jointly) preliminary evaluations of the generator and power conversion systems to verify operation.

The parties to this Agreement will periodically review the progress or accomplishment of the above goals. Based upon this review, the parties may mutually agree to adjust the goals. Should this adjustment impact the budget or significantly alter the program goals the Grants Officer shall issue a modification to this Agreement evidencing same in accordance with Article 6.2.

Budget CLIN 0001

Direct Labor	$80,475.00
Fringe	27,361.00
Overhead	64,380.00
Materials	29,864.00
G&A	69,776.00
Other Direct Costs	3,144.00
Total Cost	$275,000.00

Budget CLIN 0002

Direct Labor	$175,518.00
Fringe	59,676.00
Overhead	140,414.00
Materials	65,136.00
G&A	152,184.00
Other Direct Costs	6,856.00
Total Cost	$599,784.00

ATTACHMENT 5  Reporting Requirements

A.  MONTHLY HBCU/MI REPORT

The Recipient shall provide a monthly accounting evidencing the distribution of funds provided under this agreement to educational institutions that qualify as HBCU or MI organizations.

B.  QUARTERLY REPORT

Throughout the term of the Agreement, the Recipient shall submit or otherwise provide a quarterly report (government fiscal quarter).  Two (2) copies shall be submitted or otherwise provided to the CAM, and one (1) copy shall be submitted or otherwise provided to the Agreements Administration Office.  A copy of the letter of transmittal shall be submitted or otherwise provided to the Agreements Office.  The report shall contain two (2) major sections:

Technical Status Report.  The technical status report will detail technical progress to date on research milestones, all problems, technical issues or major developments during the reporting period.  The technical status report will include a report on the status of the collaborative activities during the reporting period.  The technical status report will include the utilization of subject inventions by the Recipient.

Business Status Report.  The business status report will provide summarized details of the resource status of this Agreement, including the status of contributions by the Recipient.  This report should compare the resource status with any payment and expenditure schedules or plans provided in the original agreement.  Any major deviations shall be explained along with discussion of adjustment actions proposed.

C.  JOINT PAPERS AND PRESENTATIONS:

When determined necessary by the CAM periodic joint papers and presentations will be given.

D.  JOURNAL ARTICLES

Journal articles in general and joint ARL/Recipient journal articles are strongly encouraged as a major reporting mechanism of this research effort.

E.  ANNUAL AND FINAL REPORTS

1.  The Recipient shall submit an Annual Report making full disclosure of all major technical developments and progress for the preceding 12 months of effort within sixty (60) calendar days of completion of the effort and for each additional 12 months of effort, through the life of this agreement. The report will also provide an accounting of all Federal funds expended during the term of the Agreement.  With the approval of the Cooperative Agreement Manager, reprints of published articles may be attached to the Final Report.

The Recipient shall make distribution of the Final report as follows:

Cooperative Agreement Manager - 1 original plus 1 copy;

Agreement Administration Office - 1 copy, and the

Grants Officer - 1 copy of the letter of transmittal only.

One (1) copy of the Final Report shall be provided to:

Defense Technical Information Center (DTIC)

8725 John J. Kingman Road, Suite 0944

Ft. Belvoir, VA  22060-6218.